Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

310.954.1105

Limoneira Company Announces Second Quarter and Six Months Fiscal Year 2014 Financial Results

- Second Quarter Lemon Sales Increased 17% Versus Last Year -

- Second Quarter Operating Income Improved 35% Versus Last Year -

- Company Raises Annual FY 2014 Guidance -

- Company Expects to Achieve Annual FY 2014 Earnings Per Share in Range of $0.45 to $0.50 -

Santa Paula, CA., June 9, 2014 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the second quarter ended April 30, 2014.

Fiscal Year 2014 Second Quarter Results

For the second quarter of fiscal year 2014, revenue was $24.8 million, compared to revenue of $23.3 million in the second quarter of the previous fiscal year. Agribusiness revenue was $23.6 million, compared to $22.2 million in the second quarter last year, primarily reflecting higher lemon revenue. Rental operations revenue was $1.2 million in the second quarter of fiscal year 2014, compared to $1.1 million in the second quarter last year. Real estate development revenue was $31,000, compared to $41,000 in the second quarter last year.

Agribusiness revenue for the second quarter of fiscal year 2014 includes $18.1 million in lemon sales, compared to $15.5 million of lemon sales during the same period of fiscal year 2013, reflecting a higher average price per carton due to more favorable market conditions, partially offset by a lower number of cartons of fresh lemons sold. The decrease in volume in fiscal year 2014 compared to fiscal year 2013 is primarily due to weather conditions and the related timing of fruit harvest. The Company generated avocado sales of $1.2 million in the second quarter of fiscal year 2014, compared to $2.7 million in the same period of fiscal year 2013, reflecting lower pounds of avocados sold, partially offset by higher prices. The Company recognized $3.4 million of orange revenue in the second quarter of fiscal year 2014, compared to $2.3 million of orange revenue in the same period of fiscal year 2013, reflecting higher average prices per field box partially offset by a lower number of field boxes sold. Specialty citrus and other crop revenues were $0.9 million in the second quarter of fiscal year 2014, compared to $1.7 million in the second quarter of fiscal year 2013, reflecting lower average prices and lower volume.

Costs and expenses for the second quarter of fiscal year 2014 were $21.6 million, compared to $20.9 million in the second quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects increased agribusiness costs associated with the Company’s expanded agribusiness, including the acquisitions of Associated Citrus Packers, Inc. (“Associated”) and Lemons 400, compared to the same period last year.

Operating income for the second quarter of fiscal year 2014 increased 35% to $3.2 million, compared to $2.4 million in the second quarter of the previous fiscal year.

EBITDA was $4.1 million in the second quarter of fiscal year 2014, compared to $4.2 million in the same period of fiscal year 2013. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

In the second quarters of fiscal years 2014 and 2013 all interest incurred was capitalized on non-bearing orchards, real estate development projects and significant construction in progress. Non-cash interest income as a result of fair value adjustments on the Company’s interest rate swap was zero in the second quarter of fiscal year 2014, compared to $0.2 million in the same period of the prior year. The interest rate swap that generated income in prior periods expired in the third quarter of fiscal year 2013. In the second quarter of fiscal year 2013, the Company realized a $3.1 million gain on the sale of stock in Calavo Growers, Inc.

Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2014 was $2.0 million, compared to $2.4 million in the second quarter of fiscal year 2013. Earnings per diluted share for the second quarter of fiscal year 2014 was $0.15 on approximately 14.1 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.19 on approximately 12.8 million weighted average diluted common shares outstanding in the same period of the prior year. Second quarter fiscal year 2013 net income and earnings per share include the aforementioned gain on the sale of Calavo Growers, Inc. stock and a loss on equity investments of $1.8 million related to the sale of HM East Ridge LLC. These two transactions generated $0.9 million of net income or $0.07 earnings per diluted share in aggregate in the second quarter of fiscal year 2013. The year-over-year increase in shares outstanding is primarily due to the Company’s February 2013 public offering of common stock and shares issued in connection with the acquisition of Associated.

Fiscal Year 2014 First Six Months Results

For the six months ended April 30, 2014, revenue was $50.7 million, compared to $40.7 million in the same period last year. Operating income for the first six months of fiscal year 2014 was $1.0 million, compared to an operating loss of ($2.9) million in the same period last year. Net income applicable to common stock, after preferred dividends, for the first six months of fiscal year 2014 was $0.8 million, compared to net loss of ($0.7) million in the same period last year. Earnings per diluted share for the first six months of fiscal year 2014 was $0.05 on approximately 14.0 million weighted average diluted common shares outstanding, compared to loss per diluted share of ($0.06) on approximately 12.1 million weighted average diluted common shares outstanding. The year-over-year increase in shares outstanding is primarily due to the Company’s February 2013 public offering of common stock and shares issued in connection with the acquisition of Associated.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “Our second quarter financial results reflect the steady progress we are making with our business. We continue to grow our top line, reflecting our expanding agribusiness, including our lemon and citrus sales. We also remain pleased with the contributions of our acquired orchards, which generated approximately $2.6 million of operating income in the first half of fiscal year 2014. In the second quarter, we reduced our long-term debt, paying down over $10 million in debt in the quarter. Based on lemon prices we are currently enjoying, our results for the first six months of fiscal 2014 and our positive outlook for the back half of the year, we are raising our previously issued guidance for the full year results of operations. Importantly, even with the well-publicized drought in California, we continue to believe that our extensive water rights, usage rights and pumping rights will provide us with adequate supplies of water as we begin our seasonally strongest quarter of the year.”

Mr. Edwards continued, “Regarding our real estate development business, we continue to move forward on the East Area 1/Santa Paula Gateway project. Last month, we submitted the Master Tentative Tract Map to the City of Santa Paula, which we expect to be approved this calendar year. We also continue to engage in discussions with leading homebuilders and remain focused on our goal to break ground on the project during 2015.”

Balance Sheet and Liquidity

In the second quarter of fiscal year 2014, the Company reduced its long-term debt by $10.9 million with the proceeds from the issuance of series B-2 convertible preferred stock. Long-term debt as of April 30, 2014 was $60.4 million, compared to $71.3 million as of January 31, 2014 and $61.6 million at October 31, 2013. Net cash from operating activities increased $7.7 million in the six months ended April 30, 2014 compared to the same period of fiscal year 2013. Net cash used in investing activities increased $9.5 million in the six months ended April 30, 2014 compared to the same period of fiscal year 2013, primarily related to investments in the expansion of lemon packing facilities and additional farm worker housing units.

Real Estate Development

During the second quarter of fiscal year 2014, the Company executed its on-going real estate development strategy by capitalizing development costs of $1.4 million. In the second quarter of fiscal year 2013, the Company capitalized real estate development costs of $1.4 million.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the second quarter of fiscal year 2014, lemon sales were comprised of approximately 78% to U.S. and Canada-based customers, 19% to domestic exporters and 3% to international customers.

Alex Teague, Senior Vice President stated, “We currently have over 140 direct lemon customers, underscoring the success of our sales team. Our business is also benefitting from strategic acquisitions that we made last year, including the acquisition of Associated in Yuma, Arizona, and Lemons 400 in Porterville, California. We are better positioned to provide lemons to our customers on a year round basis. In addition, the lemon prices we are currently enjoying are significantly higher than historical averages, and while we expect favorable prices to continue for the remainder of the year, we anticipate a settling back to historical averages in the coming months. We look forward to another strong year of agribusiness in fiscal year 2014.”

Fiscal Year 2014 Outlook

The Company is raising its previously issued guidance and providing annual earnings per share guidance.

For the fiscal year ending October 31, 2014, the Company expects to sell between 3.0 million to 3.3 million cartons of fresh lemons, and expects to sell approximately 6.0 million pounds of avocados. The California avocado crop typically experiences alternating years of high and low production due to plant physiology. Fiscal year 2013 was a high avocado production year and fiscal year 2014 is expected to be a lower avocado production year. Lemon and avocado prices are expected to be higher in fiscal year 2014 than fiscal year 2013 due to lower industry production.

Due to higher lemon prices than previously expected, the Company is raising operating income guidance to $10.6 million to $11.8 million compared to previous guidance of approximately $7.0 million. The increased operating income in fiscal year 2014 represents approximately a 100% increase over fiscal year 2013 operating income of $5.4 million. The expected increase in operating income is primarily due to the additional lemon revenue generated by the acquisitions of Associated and Lemons 400 and increased lemon prices, partially offset by lower expected avocado revenue. Fiscal year 2014 pre-tax earnings are anticipated to be $11.3 million to $12.4 million compared to previous guidance of approximately $8.1 million, which is similar to fiscal year 2013 pretax income.

The Company expects fiscal year 2014 earnings per diluted share to be in the range of $0.45 to $0.50 based on estimated weighted average diluted common shares outstanding of approximately 14.0 million. Consistent with the typical seasonality of the Company’s agriculture operations, we expect that substantially all of the second half of fiscal year 2014 earnings will be generated in the third quarter with little to no earnings in the fourth quarter.

The Company began fiscal year 2014 with approximately 2,300 additional agricultural acres, representing a 30% increase compared to the beginning of fiscal year 2013.

Conference Call Information

The Company will host a conference call and audio webcast on June 9, 2014, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 378-4361, and international participants should dial (719) 457-2639.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through June 23, 2014, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 1532803.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,000 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013

Net income (loss)	$2,113,000	$2,505,000	$894,000	$(617,000)
Total interest income, net	(19,000)	(243,000)	(39,000)	(364,000)
Income taxes	1,145,000	1,427,000	428,000	(228,000)
Depreciation and amortization	845,000	545,000	1,662,000	1,087,000
EBITDA	$4,084,000	$4,234,000	$2,945,000	$(122,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	April 30, 2014	October 31, 2013
Assets
Current assets:
Cash	$71,000	$82,000
Accounts receivable, net	11,178,000	6,419,000
Cultural costs	1,411,000	4,124,000
Prepaid expenses and other current assets	3,742,000	2,972,000
Total current assets	16,402,000	13,597,000

Property, plant and equipment, net	92,269,000	86,210,000
Real estate development	85,748,000	83,419,000
Equity in investments	1,655,000	1,800,000
Investment in Calavo Growers, Inc.	15,545,000	14,845,000
Note receivable – related party	-	17,000
Notes receivable	2,063,000	2,024,000
Other assets	8,146,000	8,002,000
Total assets	$221,828,000	$209,914,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,755,000	$4,784,000
Growers payable	6,036,000	2,325,000
Accrued liabilities	4,363,000	6,280,000
Fair value of derivative instrument	802,000	717,000
Current portion of long-term debt	577,000	569,000
Total current liabilities	17,533,000	14,675,000
Long-term liabilities:
Long-term debt, less current portion	60,446,000	61,563,000
Deferred income taxes	19,139,000	18,540,000
Other long-term liabilities	3,673,000	4,483,000
Total liabilities	100,791,000	99,261,000
Commitments and contingencies
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2014) (4% dividend rate on liquidation value of $1,000 per share)	9,300,000	-
Stockholders’ equity:
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 30,000 shares issued and outstanding at April 30, 2014 and October 31, 2013) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
14,050,070 and 14,016,011 shares issued and outstanding at April 30, 2014 and October 31, 2013, respectively)	141,000	140,000
Additional paid-in capital	88,625,000	88,160,000
Retained earnings	18,808,000	19,098,000
Accumulated other comprehensive income	1,163,000	255,000
Total stockholders’ equity	111,737,000	110,653,000
Total liabilities and stockholders’ equity	$221,828,000	$209,914,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended April 30,		Six months ended April 30,
	2014	2013	2014	2013
Revenues:
Agribusiness	$23,604,000	$22,190,000	$48,308,000	$38,488,000
Rental operations	1,167,000	1,055,000	2,301,000	2,091,000
Real estate development	31,000	41,000	75,000	89,000
Total revenues	24,802,000	23,286,000	50,684,000	40,668,000
Costs and expenses:
Agribusiness	17,463,000	17,262,000	40,925,000	35,849,000
Rental operations	707,000	638,000	1,435,000	1,257,000
Real estate development	257,000	226,000	601,000	469,000
Selling, general and administrative	3,145,000	2,774,000	6,686,000	6,039,000
Total costs and expenses	21,572,000	20,900,000	49,647,000	43,614,000
Operating income (loss)	3,230,000	2,386,000	1,037,000	(2,946,000)
Other income (expense):
Interest expense	-	-	-	(124,000)
Interest income from derivative instrument	-	221,000	-	442,000
Gain on sale of stock in Calavo Growers, Inc.	-	3,138,000	-	3,138,000
Interest income	19,000	22,000	39,000	46,000
Other income (expense), net	62,000	(29,000)	215,000	388,000
Total other income	81,000	3,352,000	254,000	3,890,000
Income before income tax (provision) benefit and equity in (losses) earnings of investments	3,311,000	5,738,000	1,291,000	944,000
Income tax (provision) benefit	(1,145,000)	(1,427,000)	(428,000)	228,000
Equity in (losses) earnings of investments	(53,000)	(1,806,000)	31,000	(1,789,000)
Net income (loss)	2,113,000	2,505,000	894,000	(617,000)
Preferred dividends	(65,000)	(65,000)	(131,000)	(131,000)
Net income (loss) applicable to common stock	$2,048,000	$2,440,000	$763,000	$(748,000)

Basic net income (loss) per common share	$0.15	$0.19	$0.05	$(0.06)

Diluted net income (loss) per common share	$0.15	$0.19	$0.05	$(0.06)

Dividends per common share	$0.04	$0.04	$0.08	$0.08

Weighted-average common shares outstanding-basic	14,050,000	12,789,000	14,039,000	12,114,000
Weighted-average common shares outstanding-diluted	14,050,000	12,789,000	14,039,000	12,114,000